UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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CVSL INC.

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Dear CVSL Shareholder:	May 22, 2015

We believe that CVSL is unique in the worldwide, $179 billion direct-to-consumer sector. We are a growing portfolio, or federation, of companies representing multiple product categories in one of the world’s most powerful and proven engines of commerce.

Our companies sell consumer products, using the power of personal, relationship-based “social commerce,” supported by Internet-based tools.

Our acquisition strategy can be summarized in three steps: (1) We seek to buy right: For the eight direct-to-consumer companies we have acquired thus far, we have paid on average only about ten cents on the revenue dollar; (2) We apply our expertise to seek to reduce costs, achieve operational synergies and find economies of scale, in order to generate increasing ROI and free cash flow; (3) We seek to scale up, continually adding more acquisitions and spreading our costs across an ever-wider base.

Within our portfolio, each company retains its own unique identity, brand, independent sales force and products or services. Behind the scenes, in operational areas like manufacturing, distribution, finance and accounting, IT and so forth, we apply all the synergies that we can identify among the companies to reduce their operational costs.

We are off to a fast and effective start. CVSL acquired its first direct-to-consumer company slightly more than two years ago. Since then we have grown to nine companies, uplisted to the New York Stock Exchange MKT, paid down bank debt and identified dozens of potential acquisitions for the months and years ahead. I am proud to say we are one of the fastest-growing direct-to-consumer companies in the world.

But it is well for investors to keep in mind that we have only just begun. Our team takes a very long-term view. Historically, my team’s average investment has been about 14 years in duration. We are building CVSL not as a short-term investment, but as a long-term venture. I hope that investors will think about us in that context.

Turnarounds take time and they are neither simple nor easy. There are one-time costs associated with acquisitions, such as legal costs and due diligence. Yet even when these costs are factored in, we have still acquired our companies at a very good value.

This direct-to-consumer sector is unusual in many ways. I believe to succeed here you have to understand what drives and motivates the sales forces and why this form of commerce is so special. My team and I know this space. We’ve been working in it for decades.

Above all, I encourage investors to recognize that CVSL is a company in motion, a growing and evolving venture that has barely started to build the structure we envisioned on our blueprint. We believe the beginning has positioned us well, but I emphasize that it is only a beginning.

We look forward to bringing more companies into the CVSL federation, to improving the operating results of the companies we already have, to widening our global scope, to adding more product categories as well as services and to generate a good return for our investors.

There are a lot of good acquisition targets out there, and we know who they are. We’ve finished writing the first chapter of the CVSL story. We’ve already begun to write the next chapter.

Sincerely,

John Rochon

Chief Executive Officer, President & Chairman of the Board

Cautionary Note Regarding Forward-Looking Statements:

This Letter contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in the Letter are forward-looking statements. We have attempted to identify forward-looking statements by terminology including "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," or "will" or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements include statements regarding CVSL's on-going acquisition strategy, to improving the operating results of the companies we already have, to widening our global scope, to adding more product categories as well as services and to generating good returns for our investors. These statements are subject to a number of risks and uncertainties, including our ability to bring more companies into the CVSL federation on favorable terms, our ability to reduce costs, achieve operational synergies and economies of scale, in order to generate increasing ROI and free cash flow and the other risks outlined under "Risk Factors" in CVSL's Annual Report on Form 10-K/A for its fiscal year ended December 31, 2014 and those risks discussed in other documents we file with the Securities and Exchange Commission, which may cause our actual results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements to differ materially from expectations. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this Letter to conform our statements to actual results or changed expectations.